UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): March 6, 2015

 Chico’s FAS, Inc.
(Exact Name of Registrant as Specified in its Charter)

 Florida
(State or Other Jurisdiction of Incorporation)

001-16435	59-2389435
(Commission File Number)	(IRS Employer Identification No.)

11215 Metro Parkway, Fort Myers, Florida	33966
(Address of Principal Executive Offices)	(Zip code)
(239) 277-6200
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 6, 2015, Chico’s FAS, Inc. (the Company) entered into accelerated stock repurchase agreements (ASR Agreements) with each of Merrill Lynch, Pierce, Fenner and Smith Incorporated (Merrill Lynch), as agent for Merrill Lynch International, and J.P. Morgan Securities, LLC (JP Morgan), as agent for JPMorgan Chase Bank, N.A., to purchase $250.0 million outstanding shares of the Company's common stock under its 2013 Stock Repurchase Plan. The $250.0 million accelerated stock repurchase was approved by the Company's Board of Directors on February 23, 2015. The repurchase will be funded through a combination of available cash on hand and borrowings under the Company's existing revolving credit facility with a syndicate led by JPMorgan Chase Bank, N.A., as administrative agent and HSBC Bank USA, National Association, as syndication agent dated July 27, 2011 and last amended on February 25, 2015.

Under the ASR Agreements, the Company made a payment of approximately $125.0 million to each of Merrill Lynch and JP Morgan and received from each of them an initial delivery of approximately 5.35 million common shares, which represents approximately 75% of the number of shares expected to be repurchased in connection with this transaction.  The specific number of shares to be repurchased will generally be based on the volume-weighted average share price of the Company’s common stock during the calculation period of the ASR Agreement. At the completion of the transaction, the Company may be entitled to receive additional shares of its common stock from Merrill Lynch and/or JP Morgan or, under certain circumstances, the Company may be required to deliver shares or make a cash payment to Merrill Lynch and/or JP Morgan. The ASR Agreements are scheduled to expire no later than October 2015 and may be terminated earlier upon the occurrence of certain events.

The 2013 Stock Purchase Plan authorized the purchase of up to $300 million of the Company outstanding common stock and, immediately prior to execution of the ASR Agreements, the Company had $290 million remaining under its existing authority. Following the consummation of the repurchase of the $250.0 million of our common shares under the ASR Agreements, the Company will have approximately $40.0 million remaining under its share repurchase program.  There can be no assurances as to the amount, timing or prices of future repurchases.  The specific timing and amount of future repurchases will vary based on market conditions and other factors.  The Company’s 2013 Stock Purchase Plan may be modified, extended or terminated by the Board of Directors at any time.

From time to time, Merrill Lynch, JP Morgan and/or their affiliates have directly and indirectly engaged, and may engage in the future, in investment and/or commercial banking transactions with the Company for which they have received, or may receive, customary compensation, fees and expense reimbursement.

The foregoing description of the ASR Agreements does not purport to be complete and is qualified in its entirety by reference to the underlying ASR Agreements, copies of which are filed as Exhibits 10.1 and 10.2 hereto.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits:

Exhibit 10.1
Accelerated Share Repurchase Agreement dated March 6, 2015 between the Company and Merrill Lynch, Pierce, Fenner and Smith Incorporated (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).

Exhibit 10.2
Accelerated Share Repurchase Agreement dated March 6, 2015 between the Company and J.P. Morgan Securities, LLC (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICO’S FAS, INC.

Date: March 9, 2015	By:
/s/ Todd E. Vogensen
Todd E. Vogensen, Executive Vice President, Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description

Exhibit 10.1
Accelerated Share Repurchase Agreement dated March 6, 2015 between the Company and Merrill Lynch, Pierce, Fenner and Smith Incorporated (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).

Exhibit 10.2
Accelerated Share Repurchase Agreement dated March 6, 2015 between the Company and J.P. Morgan Securities, LLC (portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the United States Securities and Exchange Commission).